                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

            -------------------------------------------------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

             TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED

                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)/1/




                 Genesys Telecommunications Laboratories, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  371931106
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                                (CUSIP Number)


                                      N/A
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)

[_]   Rule 12d-(c)

[X]   Rule 13d-1(d)



---------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO.  371931106              13G                    Page 2 of 4 Pages
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 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Alec Miloslavsky

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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
      GROUP*                                              (a) [_]  (b) [_]
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 3    SEC USE ONLY
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 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
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                     5    SOLE VOTING POWER                      2,040,250

     NUMBER OF     -----------------------------------------------------------
      SHARES         6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             350,000 shares held by Miloslavsky Partners.
       EACH        -----------------------------------------------------------
     REPORTING       7    SOLE DISPOSITIVE POWER                 2,040,250
   PERSON WITH
                   -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          350,000 shares held by Miloslavsky Partners.
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                           2,390,250

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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                     [_]
      EXCLUDES CERTAIN SHARES*

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               10.1%

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                         IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:

           GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           1155 Market Street
           San Francisco, CA  94103

Item 2(a)  Name of Person Filing:

           Alec Miloslavsky

Item 2(b)  Address of Principal Business Offices or, if none, Residence:

           1155 Market Street
           San Francisco, CA  94103


Item 2(c)  Citizenship

           United States

Item 2(d)  Title of Class of Securities:

           Common Stock

Item 2(e)  CUSIP Number:

           371931106

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

           Not Applicable

Item 4.    Ownership.

           (a) Amount Beneficially Owned:  2,390,250 Shares

           (b) Percent of Class:  10.1%

           (c) Number of shares as to which such person has:

                 (i)  sole power to vote or to direct the vote:                    2,040,250

                (ii)  shared power to vote or to direct the vote:                    350,000

               (iii)  sole power to dispose or to direct the disposition of:       2,040,250

                (iv)  shared power to dispose or to direct the disposition of:       350,000

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not Applicable

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

           Not Applicable


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

Date:  February 26, 1999



Signature:   /s/ Alec Miloslavsky
           ----------------------------
             Alec Miloslavsky